UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2020

LeMaitre Vascular, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33092

Delaware	04-2825458
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

63 Second Avenue

Burlington, MA 01803

(Address of principal executive offices, including zip code)

781-221-2266

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by checkmark whether the company is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12c-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common stock, $0.01 par value per share	LMAT	The Nasdaq Global Market

Item 1.01. Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On June 22, 2020, LeMaitre Vascular, Inc. (the “Company”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Artegraft, Inc. (“Artegraft”) for the purchase of the business and assets of Artegraft relating to its bovine carotid artery graft product (the “Product”). The Company consummated the acquisition and acquired the assets on June 22, 2020 (the “Closing Date”) for cash consideration and contingent consideration. The cash consideration paid on the Closing Date consisted of $72,500,000 paid on the Closing Date, of which $7,500,000 was paid into escrow and will be held until December 31, 2021, subject to certain release conditions. The cash consideration was funded by cash on hand and a drawdown from a new credit facility, as described below in this Item 1.01. The contingent consideration consists of: (a) $5,833,334 payable if 20,000 units of the Product are sold in the 12-month period commencing January 1, 2021 (such time period, the “Year One Period”), (b) $5,833,333 payable if 24,000 units of the Product are sold in the 12-month period commencing January 1, 2022 (such time period, the “Year Two Period”), and (c) $5,833,333 payable if 28,800 units of the Product are sold in the 12-month period commencing January 1, 2023 (such time period, the “Year Three Period”; together with the Year One Period and the Year Two Period, the “Earn Out Period”). In addition, if, at the end of the Year Three Period, the sum of the units of the Product sold during the Earn Out Period is greater than or equal to 58,240 units, even if a contingent payment would not have been achieved in one or more of the years in the Earn Out Period, Artegraft will receive a payment equal to (x) $17,500,000 multiplied by a fraction, the numerator of which is aggregate number of units sold for the Earn Out Period, and the denominator of which is 72,800, less (y) the sum of the total earn out payments payable for the Earn Out Period, but in no event shall such an additional payment exceed $17,500,000. The assets acquired from Artegraft included tangible assets, intellectual property, registrations and approvals, inventory, data, records, goodwill and certain other assets.

The Asset Purchase Agreement contains customary representations and warranties and covenants by each party. Additionally, until the end of the Year Three Period, Artegraft has agreed not to engage in certain competitive activities with respect to the business sold and not to solicit employees of the Company. Both parties are obligated, subject to certain limitations, to indemnify the other under the Asset Purchase Agreement for certain customary and other specified matters, including breaches of representations and warranties, breaches of covenants and for certain liabilities and third-party claims.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Credit Agreement

On June 22, 2020, in connection with the acquisition of the Artegraft assets pursuant to the Asset Purchase Agreement and the payment of the Closing Date consideration contemplated therein, the Company entered into a Credit Agreement (the "Credit Agreement") among the Company, the lenders from time to time party thereto and KeyBank National Association, as administrative agent.

The Credit Agreement provides for a senior secured term loan facility in an aggregate principal amount of $40,000,000 (the “Term Loan Facility”). The interest rate applicable to loans outstanding under the Term Loan Facility is equal to, at the Company’s option, (i) until the fiscal quarter ending September 30, 2020, either (x) a base rate plus a margin of 1.50% per annum or (y) LIBOR plus a margin of 2.50% per annum and (ii) thereafter, either (x) a base rate plus a margin of 1.25% and 1.75% per annum or (y) LIBOR plus a margin of between 2.25% and 2.75% per annum. Commencing on September 30, 2020, the Term Loan Facility will amortize in equal quarterly installments in aggregate quarterly amounts for the five years until the maturity date, with the balance payable on the maturity date of the Term Loan Facility (in each case subject to adjustment for prepayments). The amortization rates are as follows based on an aggregate percentage of the initial Term Loan Facility provided on the Closing Date: (i) 5.0% (the first year); (ii) 7.50% (the second year); (iii) 7.50% (the third year); (iv) 10.0% (the fourth year) and (v) 10.0% (the fifth year). The Term Loan Facility will mature on June 22, 2025.

In addition, the Credit Agreement provides for a senior secured revolving credit facility in an aggregate principal amount of $25,000,000 (the “Revolving Credit Facility” and together with the Term Loan Facility, the “Credit Facilities”). The interest rate applicable to loans outstanding under the Revolving Credit Facility is equal to, at the Company’s option, (i) until the fiscal quarter ending September 30, 2020, either (x) a base rate plus a margin of 1.50% per annum or (y) LIBOR plus a margin of 2.50% per annum and (ii) thereafter, either (i) a base rate plus a margin of 1.25% and 1.75% per annum or (ii) LIBOR plus a margin of between 2.25% and 2.75% per annum. The Revolving Credit Facility will mature on June 22, 2025.

The obligations under the Credit Agreement are secured by a lien of substantially all of the assets of the Company pursuant to the Pledge and Security Agreement, dated as of June 22, 2020 (the “Security Agreement”), among the Company, each other additional grantor that becomes a party thereto after the Closing Date and KeyBank National Association, as administrative agent for the benefit of the secured creditors.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants that, among other things, restrict the ability of the Company and its subsidiaries, to incur additional indebtedness and liens, merge with other companies or consummate certain changes of control, acquire other companies, engage in new lines of business, make certain investments, make certain restricted payments, transfer or dispose of assets, enter into transactions with affiliates, amend certain material agreements, enter into restrictive agreements, change its fiscal year, violate certain laws as well as financial reporting requirements. These covenants are subject to a number of limitations and exceptions set forth in the Credit Agreement. In addition, the Credit Agreement contains financial covenants applicable to the Credit Facilities, that (a) limit the Company’s consolidated leverage ratio to 3.00 to 1.00, tested as of the end of each fiscal quarter ending through the maturity date (with certain increases following a material acquisition) and (b) at all times, require the Company’s fixed charge coverage ratio to be no less than 1.25 to 1.00.

Events of default under the Credit Agreement include: the failure by the Company to timely make payments due under the Credit Agreement; material misrepresentations or misstatements in any representation or warranty; failure by the Company to comply with its covenants under the Credit Agreement and other related agreements; certain defaults under a specified amount of other indebtedness of the Company or its subsidiaries; insolvency or bankruptcy-related events with respect to the Company or any of its subsidiaries; certain unsatisfied judgments against the Company or any of its subsidiaries; certain ERISA-related events reasonably expected to have a material adverse effect on the Company and its subsidiaries or the imposition of a lien on the properties of the Company or any of its subsidiaries; certain security interests or liens under the loan documents ceasing to be or the assertion by the Company to not be in full force and effect; any loan document or material provision thereof easing to be, or any proceeding is instituted asserting that such loan document or material provision is not, in full force and effect; certain environmental matters that could be reasonably be expected to have a material adverse effect; certain defaults with respect to subordinated debt (including affiliate subordinated debt); and the occurrence of a change in control.

The foregoing description of the Credit Agreement and the Security Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement and the Security Agreement, copies of which are attached hereto as Exhibits 10.1 and, 10.2, respectively, and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are furnished or filed as part of this Report, as applicable:
Exhibit No.	Description
2.1*	Asset Purchase Agreement, dated June 22, 2020, by and between the Company and Artegraft, Inc.
10.1	Credit Agreement dated June 22, 2020, by and among the Company, the lenders from time to time party thereto and KeyBank National Association, as administrative agent.
10.2	Security Agreement, dated June 22, 2020, by and among the Company, each additional grantor that becomes a party thereto and KeyBank National Association, as collateral agent.
99.1	Press release issued by LeMaitre Vascular, Inc. on June 22, 2020.

*   Portions of the exhibit (indicated by “[***]”) have been omitted because they are not material and would likely cause competitive harm to the Registrant if disclosed.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeMaitre Vascular, Inc.

Date: June 24, 2020	By:	Joseph P. Pellegrino, Jr.
/s/ JOSEPH P. PELLEGRINO, JR.
Joseph P. Pellegrino, Jr. Chief Financial Officer

Exhibit Index

Exhibit No.	Description
2.1*	Asset Purchase Agreement, dated June 22, 2020, by and between the Company and Artegraft, Inc.
10.1	Credit Agreement dated June 22, 2020, by and among the Company, the lenders from time to time party thereto and KeyBank National Association, as administrative agent
10.2	Security Agreement, dated June 22, 2020, by and among the Company, each additional grantor that becomes a party thereto and KeyBank National Association, as collateral agent
99.1	Press release issued by LeMaitre Vascular, Inc. on June 22, 2020.

*   Portions of the exhibit (indicated by “[***]”) have been omitted because they are not material and would likely cause competitive harm to the Registrant if disclosed.